Exhibit 99.1

Press Release #201202	FOR IMMEDIATE RELEASE	February 2, 2012

Additional Claims Staked at Copper Hills, NM

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") is pleased to report that 20 additional located mining claims covering approximately 400 acres have been staked at the Copper Hills, New Mexico copper, silver project.

The 2011 geophysical survey revealed several chargeability anomalies on the property, with the largest anomaly being south and west of the main Copper Hills surface oxide showings. The company has therefore extended the property approximately 700 m to the west to fully cover the western extent of the large chargeability anomaly.

Key points from the geophysical report:

  Three 550m-depth diamond drill holes are recommended to test a high priority chargeability anomaly to the west and south of the main Copper Hills surface showing, of which 350 tons was historically bulk sampled from the surface outcrop at 3.01 ounces or 93 grams per ton silver and 0.81% copper.
  The proposed drilling is approximately 350m west of the only historical diamond-drill hole in the area that was reported to have intersected 100 feet of chalcopyrite (copper), sphalerite (zinc) and galena (lead) mineralization at the bottom of the hole (assays for this interval are not available).
  The main Anomaly measures from 250m to 400m east to west and 700m to 900m north to south.

The complete geophysical report from Wright Geophysical has been posted to the Enertopia website http://www.enertopia.com/s/CopperHill.asp

Consulting Geologist John Cleary recently visited the property and is currently updating the Copper Hills 43-101 report with the addition of the geophysical survey results and interpretation.

“The regional fracture and dike system as well as the tuffaceous and porphyritic volcanics and Quaternary Basalts suggest the Copper Hills area has been subjected to several episodes of extensional forces. Copper/silver mineralization in the form of oxides on the surface and sulphides at depth are evidence of an active enriched plumbing system that is suggestive of a porphyry copper type deposit. The large chargeability anomaly closely associated with the sulphides found in the historical drill hole suggests the planned drilling should encounter similar sulphide mineralization.” said Don Findlay, geologist and Enertopia director.

"We are excited that the geophysical survey has outlined sulphide targets which could well be related to the copper silver mineralization of the surface outcrops at Copper Hills. Not only do we have near-surface copper-silver oxide targets to drill, but now potential base and precious metal-bearing sulphide targets at depth have added another positive dimension to the Copper Hills exploration project." said Robert McAllister, President.

Donald Findlay, MSc. PGeol., a Qualified Person under the meaning of Canadian National Instrument 43-101, is responsible for the technical content of this press release.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada on the CNSX with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Copper Hills or Mildred Peak property or exploration thereof, will have any measurable impact upon the Company.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.